U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING
                                     (Check One):

      [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q [ ] Form N-SAR

          For Period Ended:  March 31, 1997
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             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR

          For the Transition Period Ended:

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             Read Attached Instruction Sheet Before Preparing Form.
          Please Print or Type.

             Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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             If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
          Not applicable.

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                            PART I-- REGISTRANT INFORMATION
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             Full Name of Registrant:   Cover-All Technologies Inc.
                                       ---------------------------------
             Former Name If Applicable:               N/A
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             Address of Principal Executive Office (Street and Number)

             18-01 Pollitt Drive, Fair Lawn,  New Jersey      07410
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                             City              State        Zip Code

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                           PART II -- RULES 12b-25(b) AND (c)
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          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

                  (a) The reasons described in reasonable detail in Part
               III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, [X] transition report on Form 10-K, Form 20-F, 11-K or Form N-
               SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required
               by Rule 12b-25(c) has been attached if applicable.

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                                  PART III -- NARRATIVE
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          State below in reasonable detail the reasons why Form 10-K, 20-F,
          11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

             On March 31, 1997, Cover-All Technologies Inc. (the "Registrant") issued $3,000,000 of 12 1/2% Convertible Debentures due March 2002 to an institutional investor, which issuance impacts the required disclosure of the Registrant in its Quarterly Report on Form 10-Q (the "Form 10-Q"). The Registrant is in the process of analyzing such impact and cannot complete the Form 10-Q without unreasonable effort or expense, but the Registrant fully expects to finalize the preparation of the Form 10-Q such that it will be in a position to file on or before the fifth calendar day following the prescribed due date.

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                              PART IV -- OTHER INFORMATION
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             (1)  Name and telephone number of person to contact in regard to this notification:


                  Mark D. Johnston    (201)     794-4800
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                      (Name)      (Area Code) (Telephone Number)

             (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                         [ X ] Yes   [  ] No

             (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [  ] Yes    [ X ] No

             If so: provide an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                      SIGNATURE
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               COVER-ALL TECHNOLOGIES INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



          Dated:  May 15, 1997        COVER-ALL TECHNOLOGIES INC.


                                      By: /s/ Brian Magowan
                                         ---------------------------------
                                        Name:  Brian Magowan
                                        Title:   Chairman of the Board and
                                                 Chief Executive Officer